Exhibit 99

Contacts:

Media	Investor Relations
Nina Krauss	Sean Meakim
(704) 627-6035	(704) 627-6200
nina.krauss@honeywell.com	sean.meakim@honeywell.com

HONEYWELL DELIVERS STRONG FIRST QUARTER RESULTS,
ADJUSTED EPS EXCEEDS HIGH END OF GUIDANCE RANGE; RAISES FULL-YEAR
ADJUSTED EPS RANGE BY 10 CENTS AND MIDPOINT OF SALES GUIDANCE

•Sales of $8.4 Billion at High End of Previous Guidance, Down 1% Year Over Year, Up 1% on an Organic Basis
•Earnings Per Share of $1.64, Adjusted Earnings Per Share1 of $1.91, Exceeding High End of Guidance Range
•Deployed $2.0 Billion in Capital, including $1.0 Billion to Share Repurchases as Part of $4 Billion Commitment in 2022
•Company Raises 2022 Adjusted EPS Range and Midpoint of Sales Guidance

CHARLOTTE, N.C., April 29, 2022 -- Honeywell (NASDAQ: HON) today announced results for the first quarter that met or exceeded the company's guidance in a challenging operating environment. The company also raised the midpoint of its full-year sales guidance and increased its full-year adjusted earnings per share guidance.
The company reported first quarter organic sales growth of 1%, or 3% excluding the impact of lower COVID-mask volumes. Operating margin contracted by 260 basis points to 15.2% due to a $183 million charge related to the substantial suspension of its operations in Russia, which translated to a loss of approximately $30M in sales in the first quarter. Segment margin expanded by 10 basis points to 21.1%, or 40 basis points excluding the year over year Quantinuum impact, exceeding the high end of the company's guidance range by 10 basis points as a result of the company's commercial excellence efforts. Adjusted earnings per share1 was $1.91, down 1% year over year but one cent above the high end of the company's guidance range.
"Honeywell delivered a strong start to 2022, meeting or exceeding expectations in the first quarter despite considerable new macroeconomic challenges and the ongoing impact of supply chain constraints," said Darius Adamczyk, chairman and chief executive officer of Honeywell. "Organic sales growth was underpinned by double-digit growth in our commercial aviation aftermarket, building products, productivity solutions and services, and advanced materials businesses. Demand remained strong, with orders up 13% year over year and long-cycle orders growth of over 20%, which will help drive growth as we progress through 2022. Closing backlog was $28.5 billion2, up 9% year over year, led by strength in Aero, HBT, and PMT. Our strategic pricing actions allowed us to continue to stay ahead of the inflation curve, enabling us to expand segment margins and exceed the high end of our EPS guidance range. We also continued to leverage our strong balance sheet, deploying $2.0 billion of total capital in the quarter with $1.0 billion allocated to share repurchases as we executed on our updated commitment to buy back $4 billion in shares in 2022. From an M&A perspective, we closed the acquisition of U.S. Digital Designs, a public safety communications hardware and software solutions provider."
Adamczyk continued, "As we look toward the rest of 2022, we are well positioned to navigate the macroeconomic environment and remain confident in our ability to execute on our rigorous operating principles and

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Honeywell Q1’22 Results - 2

deliver strong results. We see solid recovery in our key commercial aerospace and energy end markets, and our ongoing investments in areas like our sustainable technology solutions business will provide additional sources of growth. Our operational excellence is enabling us to absorb the impact of external macroeconomic factors, and today I am pleased to announce that we are raising the midpoint of our sales guidance and improving our EPS outlook."
As a result of the company's first-quarter performance and management's outlook for the remainder of the year, full-year sales are now expected to be in the range of $35.5 billion to $36.4 billion, up 4% to 7% organically, or up 6% to 9% excluding the one-point impact of COVID-driven mask sales declines and one-point impact of lost Russian sales. Segment margin expansion3 is expected to be in the range of 10 to 50 basis points, including an approximate (30) basis point impact from investments in the Quantinuum business. Adjusted earnings per share3 is now expected to be in the range of $8.50 to $8.80, up 10 cents on both ends to reflect the updated share repurchase target announced at our investor day. Operating cash flow is expected to be in the range of $5.7 billion to $6.1 billion, and free cash flow is expected to be $4.7 billion to $5.1 billion. A summary of the company's full year guidance changes can be found in Table 1.
"As discussed in our recent investor day, we are turning our focus to the next phase of Honeywell's growth, including driving innovation that builds on our long-standing expertise in controls, automation, and software, as well as successful breakthrough initiatives," Adamczyk concluded. "We are executing on the capital deployment commitments we announced in March, which will help us achieve faster growth and innovation while delivering significant value to our shareholders now and in the future."

First-Quarter Performance
Honeywell sales for the first quarter were down 1% year over year on a reported basis and up 1% year over year on an organic basis. The first-quarter financial results can be found in Tables 2 and 3.
Aerospace sales for the first quarter were up 5% year over year on an organic basis. Both air transport aftermarket and business and general aviation aftermarket sales grew by over 25% in the first quarter as flight hours continued to improve. Commercial original equipment grew double digits in the first quarter as air transport original equipment returned to growth, partially offset by lower volumes in business and general aviation original equipment. Growth in commercial aerospace was partially offset by lower defense volumes. Segment margin contracted 160 basis points in the first quarter to 27.4%, driven by increased sales mix from lower margin original equipment products, cost inflation, and the absence of a one-time gain in 2021, partially offset by favorable pricing.
Honeywell Building Technologies sales for the first quarter were up 8% on an organic basis year over year driven by strength across the building products portfolio, partially offset by lower projects volume. Orders were up double digits as a result of strong demand for fire products and building management systems. Segment margin expanded 100 basis points to 23.5% due to pricing actions and favorable sales mix, partially offset by cost inflation.
Performance Materials and Technologies sales for the first quarter were up 6% on an organic basis year over year despite an approximately 1% headwind from Russia. Sales growth was led by strength across the advanced materials portfolio and demand for thermal solutions and lifecycle solutions and services within process solutions. This growth was partially offset by lower process technologies equipment within UOP. Orders increased double digits year over year, headlined by over 20% growth in process solutions. Segment margin expanded 230 basis points to 20.8% led by favorable pricing and sales mix, partially offset by cost inflation.
Safety and Productivity Solutions sales for the first quarter decreased 15% on an organic basis year over year due to lower personal protective equipment and warehouse automation volume. Excluding the impact of lower
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COVID-mask volumes, sales decreased by 6% in the quarter. However, productivity solutions and services, advanced sensing technologies, and gas detection sales all grew at double-digit rates in the quarter, highlighting the strength in much of the underlying SPS portfolio. Segment margin expanded 20 basis points to 14.5% led by favorable pricing and sales mix, partially offset by lower volume leverage and cost inflation.

Conference Call Details
Honeywell will discuss its first-quarter results and updated full-year guidance during an investor conference call starting at 8:30 a.m. Eastern Daylight Time today. A live webcast of the investor call as well as related presentation materials will be available through the Investor Relations section of the company’s website (www.honeywell.com/investor). A replay of the webcast will be available for 30 days following the presentation.

TABLE 1: FULL-YEAR 2022 GUIDANCE3

	Previous Guidance	Current Guidance
Sales	$35.4B - $36.4B	$35.5B - $36.4B
Organic Growth	4% - 7%	4% - 7%
Organic Growth Excluding Impact of COVID-Driven Mask Sales Declines and Lost Russian Sales[4]	5% - 8%	6% - 9%
Segment Margin	21.1% - 21.5%	21.1% - 21.5%
Expansion	Up 10 - 50 bps	Up 10 - 50 bps
Expansion Excluding the Impact of Quantinuum	Up 40 - 80 bps	Up 40 - 80 bps
Adjusted Earnings Per Share[5]	$8.40 - $8.70	$8.50 - $8.80
Adjusted Earnings Growth[6]	4% - 8%	5% - 9%
Operating Cash Flow	$5.7B - $6.1B	$5.7B - $6.1B
Free Cash Flow	$4.7B - $5.1B	$4.7B - $5.1B
Excluding Impact of Quantinuum	$4.9B - $5.3B	$4.9B - $5.3B

TABLE 2: SUMMARY OF HONEYWELL FINANCIAL RESULTS

	1Q 2022	1Q 2021	Change
Sales	8,376	8,454	(1%)
Organic Growth			1%
Segment Margin	21.1%	21.0%	10 bps
Operating Income Margin	15.2%	17.8%	-260 bps
Earnings Per Share	$1.64	$2.03	(19%)
Adjusted Earnings Per Share[1]	$1.91	$1.92	(1%)
Cash Flow from Operations	36	978	(96%)
Operating Cash Flow Conversion	3%	69%	(66%)
Free Cash Flow	50	757	(93%)
Adjusted Free Cash Flow Conversion[7]	4%	56%	(52%)

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Honeywell Q1’22 Results - 4

TABLE 3: SUMMARY OF SEGMENT FINANCIAL RESULTS

AEROSPACE	1Q 2022	1Q 2021	Change
Sales	2,749	2,632	4%
Organic Growth			5%
Segment Profit	753	762	(1%)
Segment Margin	27.4%	29.0%	-160 bps
HONEYWELL BUILDING TECHNOLOGIES
Sales	1,429	1,358	5%
Organic Growth			8%
Segment Profit	336	305	10%
Segment Margin	23.5%	22.5%	100 bps
PERFORMANCE MATERIALS AND TECHNOLOGIES
Sales	2,453	2,346	5%
Organic Growth			6%
Segment Profit	510	434	18%
Segment Margin	20.8%	18.5%	230 bps
SAFETY AND PRODUCTIVITY SOLUTIONS
Sales	1,744	2,118	(18%)
Organic Growth			(15%)
Segment Profit	253	303	(17%)
Segment Margin	14.5%	14.3%	20 bps
1Adjusted EPS and adjusted EPS V% exclude a charge to reserve against outstanding accounts receivable, contract assets, and impairments of other assets due to the Russia-Ukraine conflict, and gain on the sale of the retail footwear business.
21Q22 backlog excludes contracts for sales or services shipped to or produced in Russia, or sales or services with entities nationalized by the Russian Federation.
3As discussed in the notes to the attached reconciliations, we do not provide guidance for margin or EPS on a GAAP basis.
4Previous guidance did not contemplate lost Russian sales.
5Adjusted EPS guidance excludes a charge to reserve against outstanding accounts receivable, contract assets, and impairments of other assets due to the Russia-Ukraine conflict, and any potential future one-time items that we cannot reliably predict or estimate such as pension mark-to-market.
6Adjusted EPS V% guidance excludes a charge to reserve against outstanding accounts receivable, contract assets, and impairments of other assets due to the Russia-Ukraine conflict, pension mark-to-market, changes in fair value for Garrett equity securities, a non-cash charge associated with the reduction in value of reimbursement receivables following Garrett's emergence from bankruptcy on April 30, 2021, an expense related to UOP matters, gain on the sale of the retail footwear business, and any potential future one-time items that we cannot reliably predict or estimate such as pension mark-to-market.
7Adjusted free cash flow conversion is free cash flow (cash flow from operations less capital expenditures plus cash receipts from Garrett) divided by adjusted net income attributable to Honeywell. Adjusted net income attributable to Honeywell excludes a charge to reserve against outstanding accounts receivable, contract assets, and impairments of other assets due to the Russia-Ukraine conflict, and gain on the sale of the retail footwear business.

Honeywell (www.honeywell.com) is a Fortune 100 technology company that delivers industry specific solutions that include aerospace products and services; control technologies for buildings and industry; and performance materials globally. Our technologies help everything from aircraft, buildings, manufacturing plants, supply chains, and workers become more connected to make our world smarter, safer, and more sustainable. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.

Honeywell uses our Investor Relations website, www.honeywell.com/investor, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media.
This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that address activities, events or developments that management intends, expects, projects, believes or anticipates will or may occur in the future. They are based on management’s assumptions and assessments in light of past experience and trends, current economic and industry conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ significantly from those envisaged by our forward-looking statements. We do not undertake to update or revise any of our
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Honeywell Q1’22 Results - 5

forward-looking statements, except as required by applicable securities law. Our forward-looking statements are also subject to risks and uncertainties, including the impact of the COVID-19 pandemic and the Russia-Ukraine conflict, that can affect our performance in both the near- and long-term. In addition, no assurance can be given that any plan, initiative, projection, goal commitment, expectation, or prospect set forth in this release can or will be achieved. Any forward-looking plans described herein are not final and may be modified or abandoned at any time. We identify the principal risks and uncertainties that affect our performance in our Form 10-K and other filings with the Securities and Exchange Commission.

This release contains financial measures presented on a non-GAAP basis. Honeywell’s non-GAAP financial measures used in this release are as follows:
•Segment profit, on an overall Honeywell basis, a measure by which we assess operating performance, which we define as operating income adjusted for certain items as presented in the Appendix;
•Segment profit excluding Quantinuum, which we define as segment profit excluding segment profit attributable to Quantinuum;
•Segment margin, on an overall Honeywell basis, which we define as segment profit divided by net sales;
•Segment margin excluding Quantinuum, which we define as segment profit excluding Quantinuum divided by net sales excluding Quantinuum;
•Expansion in segment profit margin percentage, which we define as the year-over-year increase in segment profit margin percentage;
•Expansion in segment profit margin percentage excluding Quantinuum, which we define as the year-over-year increase in segment profit margin percentage excluding Quantinuum;
•Year-over-year segment profit margin percentage impact of Quantinuum, which we define as the difference in expansion in segment profit margin percentage excluding Quantinuum and expansion in segment profit margin percentage;
•Organic sales growth, which we define as net sales growth less the impacts from foreign currency translation, and acquisitions and divestitures for the first 12 months following transaction date;
•Organic sales growth excluding COVID-Driven Masks, which we define as organic sales excluding any sales attributable to COVID-Driven Masks;
•Organic sales growth excluding COVID-driven mask sales and lost Russian sales, which we define as organic sales growth excluding any sales attributable to COVID-driven mask sales and substantial suspension of operations in Russia;
•Free cash flow, which we define as cash flow from operations less capital expenditures plus cash receipts from Garrett, if and as noted in the release;
•Free cash flow excluding Quantinuum which we define as free cash flow less free cash flow attributable to Quantinuum;
•Adjusted net income attributable to Honeywell, which we define as net income attributable to Honeywell which we adjust to exclude: a charge to reserve against outstanding accounts receivable, contract assets, and impairments of other assets due to the Russia-Ukraine conflict and the gain on the sale of the retail footwear business, if and as noted in the release;
•Adjusted free cash flow conversion, which we define as free cash flow divided by adjusted net income attributable to Honeywell; and
•Adjusted earnings per share, which we adjust to exclude a charge to reserve against outstanding accounts receivable, contract assets, and impairments of other assets due to the Russia-Ukraine conflict, pension mark-to-market, changes in fair value for Garrett equity securities, a non-cash charge associated with the reduction in value of reimbursement receivables following Garrett's emergence from bankruptcy on April 30, 2021, an expense related to UOP matters, gain on the sale of the retail footwear business, if and as noted in the release.

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain metrics presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Refer to the Appendix attached to this release for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures.

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Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2022	2021
Product sales	$6,132	$6,409
Service sales	2,244	2,045
Net sales	8,376	8,454
Costs, expenses and other
Cost of products sold(1)	4,373	4,551
Cost of services sold(1)	1,301	1,158
	5,674	5,709
Selling, general and administrative expenses(1)	1,431	1,236
Other (income) expense	(319)	(442)
Interest and other financial charges	85	90
	6,871	6,593
Income before taxes	1,505	1,861
Tax expense (benefit)	371	413
Net income	1,134	1,448
Less: Net income attributable to the noncontrolling interest	—	21
Net income attributable to Honeywell	$1,134	$1,427
Earnings per share of common stock - basic	$1.66	$2.05
Earnings per share of common stock - assuming dilution	$1.64	$2.03
Weighted average number of shares outstanding - basic	684.7	696.2
Weighted average number of shares outstanding - assuming dilution	691.3	704.5

(1)Cost of products and services sold and Selling, general and administrative expenses include amounts for repositioning and other charges, the service cost component of pension and other postretirement (income) expense, and stock compensation expense.
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Honeywell Q1’22 Results - 7

Honeywell International Inc.
Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended March 31,
Net Sales	2022	2021
Aerospace	$2,749	$2,632
Honeywell Building Technologies	1,429	1,358
Performance Materials and Technologies	2,453	2,346
Safety and Productivity Solutions	1,744	2,118
Corporate and All Other	1	—
Total	$8,376	$8,454

Reconciliation of Segment Profit to Income Before Taxes

	Three Months Ended March 31,
Segment Profit	2022	2021
Aerospace	$753	$762
Honeywell Building Technologies	336	305
Performance Materials and Technologies	510	434
Safety and Productivity Solutions	253	303
Corporate and All Other	(86)	(29)
Total segment profit	1,766	1,775
Interest and other financial charges	(85)	(90)
Stock compensation expense (1)	(60)	(77)
Pension ongoing income (2)	251	276
Other postretirement income (2)	10	17
Repositioning and other charges (3,4)	(387)	(141)
Other (5)	10	101
Income before taxes	$1,505	$1,861

(1)Amounts included in Selling, general and administrative expenses.
(2)Amounts included in Cost of products and services sold and Selling, general and administrative expenses (service costs) and Other income (expense) (non-service cost components).
(3)Amounts included in Cost of products and services sold, Selling, general and administrative expenses, and Other (income) expense.
(4)Includes repositioning, asbestos, and environmental expenses.
(5)Amounts include the other components of Other (income) expense not included within other categories in this reconciliation. Equity income of affiliated companies is included in segment profit.

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Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$9,281	$10,959
Short-term investments	493	564
Accounts receivable, less allowances of $326 and $177, respectively	7,119	6,830
Inventories	5,472	5,138
Other current assets	1,916	1,881
Total current assets	24,281	25,372
Investments and long-term receivables	1,035	1,222
Property, plant and equipment - net	5,470	5,562
Goodwill	17,863	17,756
Other intangible assets - net	3,534	3,613
Insurance recoveries for asbestos related liabilities	314	322
Deferred income taxes	494	489
Other assets	10,361	10,134
Total assets	$63,352	$64,470
LIABILITIES
Current liabilities:
Accounts payable	$6,285	$6,484
Commercial paper and other short-term borrowings	3,526	3,542
Current maturities of long-term debt	3,207	1,803
Accrued liabilities	7,009	7,679
Total current liabilities	20,027	19,508
Long-term debt	12,636	14,254
Deferred income taxes	2,387	2,364
Postretirement benefit obligations other than pensions	220	208
Asbestos-related liabilities	1,807	1,800
Other liabilities	7,217	7,087
Redeemable noncontrolling interest	7	7
Shareowners’ equity	19,051	19,242
Total liabilities, redeemable noncontrolling interest and shareowners’ equity	$63,352	$64,470
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Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income	$1,134	$1,448
Less: Net income attributable to the noncontrolling interest	—	21
Net income attributable to Honeywell	1,134	1,427
Adjustments to reconcile net income attributable to Honeywell to net cash provided by operating activities:
Depreciation	167	171
Amortization	163	170
Gain on sale of non-strategic businesses and assets	—	(90)
Repositioning and other charges	387	141
Net payments for repositioning and other charges	(108)	(195)
Pension and other postretirement income	(261)	(293)
Pension and other postretirement benefit payments	(14)	(14)
Stock compensation expense	60	77
Deferred income taxes	21	63
Other	(67)	(96)
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable	(285)	143
Inventories	(331)	(158)
Other current assets	(29)	(66)
Accounts payable	(199)	57
Accrued liabilities	(602)	(359)
Net cash provided by operating activities	36	978
Cash flows from investing activities:
Expenditures for property, plant and equipment	(183)	(221)
Proceeds from disposals of property, plant and equipment	10	14
Increase in investments	(223)	(736)
Decrease in investments	304	612
Receipts from Garrett Motion Inc.	197	—
Receipts (payments) from settlements of derivative contracts	61	140
Cash paid for acquisitions, net of cash acquired	(176)	(1,303)
Proceeds from sales of businesses, net of fees paid	—	190
Net cash used for investing activities	(10)	(1,304)
Cash flows from financing activities:
Proceeds from issuance of commercial paper and other short-term borrowings	1,228	1,268
Payments of commercial paper and other short-term borrowings	(1,228)	(1,266)
Proceeds from issuance of common stock	23	67
Proceeds from issuance of long-term debt	1	23
Payments of long-term debt	(40)	(817)
Repurchases of common stock	(1,018)	(822)
Cash dividends paid	(668)	(640)
Other	(17)	(30)
Net cash used for financing activities	(1,719)	(2,217)
Effect of foreign exchange rate changes on cash and cash equivalents	15	(14)
Net increase (decrease) in cash and cash equivalents	(1,678)	(2,557)
Cash and cash equivalents at beginning of period	10,959	14,275
Cash and cash equivalents at end of period	$9,281	$11,718
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Honeywell International Inc.
Reconciliation of Organic Sales % Change (Unaudited)

Three Months Ended March 31, 2022
Honeywell
Reported sales % change	(1)%
Less: Foreign currency translation	(2)%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	1%
Sales decline attributable to COVID-driven masks	2%
Organic sales % change excluding COVID-driven masks	3%
Sales decline attributable to lost Russian sales	—%
Organic sales % change excluding COVID-driven masks and lost Russian sales	3%

Aerospace
Reported sales % change	4%
Less: Foreign currency translation	(1)%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	5%

Honeywell Building Technologies
Reported sales % change	5%
Less: Foreign currency translation	(3)%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	8%

Performance Materials and Technologies
Reported sales % change	5%
Less: Foreign currency translation	(2)%
Less: Acquisitions, divestitures and other, net	1%
Organic sales % change	6%

Safety and Productivity Solutions
Reported sales % change	(18)%
Less: Foreign currency translation	(1)%
Less: Acquisitions, divestitures and other, net	(2)%
Organic sales % change	(15)%
Sales decline attributable to COVID-driven masks	9%
Organic sales % change excluding COVID-driven masks	(6)%
We define organic sales percent as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation and acquisitions, net of divestitures, for the first 12 months following the transaction date. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

We define organic sales growth excluding COVID-driven mask sales as organic sales growth excluding any sales attributable to COVID-driven mask sales. We define organic sales growth excluding COVID-driven mask sales and lost Russian sales as organic sales growth excluding any sales attributable to COVID-driven mask sales and substantial suspension of operations in Russia. We believe organic sales growth excluding COVID-driven mask sales, and organic sales growth excluding COVID-driven mask sales and lost Russian sales are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

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Honeywell Q1’22 Results - 11

A quantitative reconciliation of reported sales percent change to organic sales percent change has not been provided for forward-looking measures of organic sales percent change, organic sales percent change excluding COVID-driven masks or organic sales percent change excluding COVID-driven masks and lost Russian sales because management cannot reliably predict or estimate, without unreasonable effort, the fluctuations in global currency markets that impact foreign currency translation, nor is it reasonable for management to predict the timing, occurrence and impact of acquisition and divestiture transactions, all of which could significantly impact our reported sales percent change.
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Honeywell Q1’22 Results - 12

Honeywell International Inc.
Reconciliation of Segment Profit to Operating Income, Calculation of Segment Profit and Operating Income Margins and Calculation of Segment Profit Margin excluding Quantinuum (Unaudited)
(Dollars in millions)

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2022	2021	2021
Segment profit	$1,766	$1,775	$7,212
Stock compensation expense (1)	(60)	(77)	(217)
Repositioning, Other (2,3)	(401)	(155)	(636)
Pension and other postretirement service costs (4)	(34)	(34)	(159)
Operating income	$1,271	$1,509	$6,200
Segment profit	$1,766	$1,775	$7,212
÷ Net sales	$8,376	$8,454	$34,392
Segment profit margin %	21.1%	21.0%	21.0%
Operating income	$1,271	$1,509	$6,200
÷ Net sales	$8,376	$8,454	$34,392
Operating income margin %	15.2%	17.8%	18.0%

Segment profit	$1,766	$1,775	$7,212
Add: Quantinuum Segment Loss (5)	34	12	62
Segment Profit Excluding Quantinuum	$1,800	$1,787	$7,274

Net Sales	$8,376	$8,454	$34,392
Less: Quantinuum Net Sales	1	1	5
Net Sales Excluding Quantinuum	$8,375	$8,453	$34,387

Segment profit margin % excluding Quantinuum	21.5%	21.1%	21.2%

Expansion in segment profit margin % excluding Quantinuum	40 bps	Not Reported	Not Reported
Expansion in segment profit margin %	10 bps	Not Reported	Not Reported
Year-over-year segment profit margin % impact of Quantinuum	30 bps	Not Reported	Not Reported

(1)Included in Selling, general and administrative expenses.
(2)Includes repositioning, asbestos, environmental expenses, equity income adjustment, and other charges. For the three months ended March 31, 2022 other charges include $183 million of reserves against outstanding accounts receivables, contract assets, and impairments of other assets due to the Russia-Ukraine conflict. For the three months ended March 31, 2022 and twelve months ended December 31, 2021, other charges include $9 million and $105 million, respectively, of incremental long-term contract labor cost inefficiencies due to severe supply chain disruptions (attributable to the COVID-19 pandemic) relating to the warehouse automation business within the Safety and Productivity Solutions segment. These costs include incurred amounts and provisions for anticipated losses recognized during the first and fourth quarters when total estimated costs at completion for certain of the business’ long-term contracts exceeded total estimated revenue. These certain costs represent unproductive labor costs due to unexpected supplier delays and the resulting downstream installation issues, demobilization and remobilization of contract workers, and resolution of contractor disputes.
(3)Included in Cost of products and services sold, Selling, general and administrative expenses and Other (income) expense.
(4)Included in Cost of products and services sold and Selling, general and administrative expenses.
(5)For the three months ended March 31, 2021, and the twelve months ended December 31, 2021, Quantinuum Segment Loss includes the segment loss of Honeywell Quantum Solutions, a wholly-owned subsidiary of Honeywell, prior to the November 29, 2021 combination of Honeywell Quantum Solutions and Cambridge Quantum Computing, resulting in the formation of Quantinuum.

We define segment profit as operating income, excluding stock compensation expense, pension and other postretirement service costs, and repositioning and other charges. We define segment profit excluding Quantinuum as segment profit excluding segment
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Honeywell Q1’22 Results - 13

profit attributable to Quantinuum. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

We define expansion in segment profit margin percentage as the year-over-year increase in segment profit margin percentage. We define expansion in segment profit margin percentage excluding Quantinuum as the year-over-year increase in segment profit margin percentage excluding Quantinuum. We define year-over-year segment profit margin percentage impact of Quantinuum as the difference in expansion in segment profit margin percentage excluding Quantinuum and expansion in segment profit margin percentage. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of segment profit and segment profit excluding the impact of Quantinuum, on an overall Honeywell basis, to operating income has not been provided for all forward-looking measures of segment profit and segment margin included herewithin. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment profit. The information that is unavailable to provide a quantitative reconciliation could have a significant impact on our reported financial results. To the extent quantitative information becomes available without unreasonable effort in the future, and closer to the period to which the forward-looking measures pertain, a reconciliation of segment profit to operating income will be included within future filings.
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Honeywell Q1’22 Results - 14

Honeywell International Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share (Unaudited)

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2022	2021	2021	2022(E)
Earnings per share of common stock - diluted (1)	$1.64	$2.03	$7.91	$8.23 - $8.53
Pension mark-to-market expense (2)	—	—	0.05	No Forecast
Changes in fair value for Garrett equity securities (3)	—	—	(0.03)	—
Garrett related adjustments (4)	—	—	0.01	—
Gain on sale of retail footwear business (5)	—	(0.11)	(0.11)	—
Expense related to UOP Matters (6)	—	—	0.23	—
Russian-related Charges (7)	0.27	—	—	0.27
Adjusted earnings per share of common stock - diluted	$1.91	$1.92	$8.06	$8.50 - $8.80

(1)    For the three months ended March 31, 2022 and 2021, adjusted earnings per share utilizes weighted average shares of approximately 691.3 million and 704.5 million. For the twelve months ended December 31, 2021, adjusted earnings per share utilizes weighted average shares of approximately 700.4 million. For the twelve months ended December 31, 2022, expected earnings per share utilizes weighted average shares of 686 million (midpoint of the expected range of 684 million to 687 million).
(2)    Pension mark-to-market expense uses a blended tax rate of 25% for 2021.
(3)    For the twelve months ended December 31, 2021, the adjustment was $19 million net of tax due to changes in fair value for Garrett equity securities.
(4)    For the twelve months ended December 31, 2021, the adjustment was $7 million net of tax due to a non-cash charge associated with the reduction in value of reimbursement receivables following Garrett's emergence from bankruptcy on April 30, 2021.
(5)    For the three months ended March 31, 2021, the adjustment was $72 million net of tax due to the gain on sale of the retail footwear business. For the twelve months ended December 31, 2021, the adjustment was $76 million net of tax due to the gain on sale of the retail footwear business.
(6)    For the twelve months ended December 31, 2021, the adjustment was $160 million with no tax benefit due to an expense related to UOP matters.
(7)    For the three months ended March 31, 2022 and twelve months ended December 31, 2022, the adjustment was a $183 million charge, with no tax benefit, to reserve against outstanding accounts receivable, contract assets, and impairments of other assets due to the Russia-Ukraine conflict.

We believe adjusted earnings per share is a measure that is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends. For forward looking information, management cannot reliably predict or estimate, without unreasonable effort, the pension mark-to-market expense as it is dependent on macroeconomic factors, such as interest rates and the return generated on invested pension plan assets. We therefore do not include an estimate for the pension mark-to-market expense. Based on economic and industry conditions, future developments and other relevant factors, these assumptions are subject to change.
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Honeywell Q1’22 Results - 15

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow, Reconciliation of Net Income Attributable to Honeywell to Adjusted Net Income Attributable to Honeywell, and Calculation of Adjusted Free Cash Flow Conversion (Unaudited)
(Dollars in millions)

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Cash provided by operating activities	$36	$978
Expenditures for property, plant and equipment	(183)	(221)
Garrett cash receipts	197	—
Free cash flow	50	757
Net income attributable to Honeywell	1,134	1,427
Gain on sale of retail footwear business	—	(72)
Russian-related Charges	183	—
Adjusted net income attributable to Honeywell	$1,317	$1,355
Cash provided by operating activities	$36	$978
÷ Net income attributable to Honeywell	$1,134	$1,427
Operating cash flow conversion %	3%	69%
Free cash flow	$50	$757
÷ Adjusted net income attributable to Honeywell	$1,317	$1,355
Adjusted free cash flow conversion %	4%	56%

We define free cash flow as cash provided by operating activities less cash expenditures for property, plant and equipment plus cash receipts from Garrett. We define adjusted free cash flow conversion as free cash flow divided by adjusted net income attributable to Honeywell.

We believe that free cash flow is a non-GAAP metric that is useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.

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Honeywell Q1’22 Results - 16

Honeywell International Inc.
Reconciliation of Expected Cash Provided by Operating Activities to Expected Free Cash Flow and Expected Free Cash Flow Excluding Quantinuum (Unaudited)

Twelve Months Ended December 31, 2022(E) ($B)
Cash provided by operating activities	~$5.7 - $6.1
Expenditures for property, plant and equipment	~(1.2)
Garrett cash receipts	0.2
Free cash flow	~$4.7 - $5.1
Free Cash flow attributable to Quantinuum	0.2
Free cash flow excluding Quantinuum	~$4.9 - $5.3

We define free cash flow as cash provided by operating activities less cash expenditures for property, plant and equipment plus anticipated cash receipts from Garrett. We define free cash flow excluding Quantinuum as free cash flow less free cash flow attributable to Quantinuum.

We believe that free cash flow and free cash flow excluding Quantinuum are non-GAAP metrics that are useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.